Exhibit 10.1
Rambus Inc.
1050 Enterprise Way, Suite 700
Sunnyvale, CA 94089
408-462-8000
rambus.com

August 5, 2016

Re:	Terms of Separation
Dear Satish:
This letter confirms the agreement between you and Rambus Inc. (“the Company”) concerning the terms of your separation and offers you the separation benefits set forth below in exchange for a general release of claims and covenant not to sue (“Agreement”).

1.Separation Date: August 5, 2016 is your last day of employment with the Company (the “Separation Date”).
2.Acknowledgment of Payment of Wages: You acknowledge and agree that you have been paid all wages, salary, bonuses, commissions, and any and all other compensation and benefits (in cash, equity or otherwise) due to you from the Company through the date hereof. Your signature below is further acknowledgement that the Company does not owe you any other amounts. The Company has or will reimburse all reasonable expenses incurred in the normal course of business through the Separation Date pursuant to the terms of its expense reimbursement policy. You will receive all funds owed pursuant to this paragraph regardless of whether or not you sign this Agreement. For the avoidance of doubt, nothing in this paragraph 2 is intended to reduce the payments the Company is required to pay you as provided under paragraph 3 of this Agreement.
3.Separation Benefits: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth in paragraphs 6 and 7 below, and your other promises herein, the Company agrees to provide you with the following:
a.    Severance: The Company agrees to pay you twelve (12) months of your base salary, less applicable state and federal tax payroll deductions. Payment will be made in a lump sum within ten (10) business days following the later of (i) the Separation Date or (ii) the Effective Date (as defined in paragraph 17 below) of this Agreement.
b.    Vesting Acceleration: The Company agrees, and the Compensation Committee of the Board has approved, to provide vesting acceleration for your outstanding and unvested (i) awards RS001790, RS002325 and RS002385 of restricted stock units granted to you pursuant to those certain Restricted Stock Unit Agreements between you and the Company (the “RSUs”), as to the number of shares that would have otherwise vested had you continued providing services to the Company over the six (6) month period following the Separation Date (assuming a Separation Date of August 5, 2016), (ii) award PU002239 of performance restricted stock units granted to you pursuant to that certain Restricted Stock Unit Agreement between you and the Company (the “PRSUs”) as to fifty (50) percent of the unvested shares, and (iii) vesting acceleration for your outstanding, unvested and in-the-money stock option grants N0007192, N007625, N0008054 and N0008063 as to the number of shares that would have otherwise vested had you continued providing services to the Company over the six (6) month period following the Separation Date (assuming a Separation Date of August 5, 2016). Such vesting acceleration will become effective on the Effective Date. You hereby acknowledge that after the Separation Date, you shall no longer be a Service Provider under the Company’s 2006 Equity Incentive Plan (as such term is defined therein) or the Company’s 2015 Equity Incentive Plan (as such term is defined therein), and that no further shares subject to your RSUs or PRSUs shall vest after such date after taking into account the foregoing vesting acceleration, and that any unvested Options, RSUs or PRSUs will immediately terminate and be cancelled.
c.    Tax Consequences; Terms of Equity Awards: You acknowledge and agree that any tax consequences arising from the accelerated vesting shall be borne solely by you. Except as expressly provided herein, all RSUs, PRSUs and option awards and any shares acquired thereunder shall continue to be governed by the terms and conditions of the Restricted Stock Unit Agreements and the 2006 and 2015 Equity Incentive Plans, as applicable.
d.    COBRA: Upon your timely election to continue your existing health benefits under COBRA, and provided you are otherwise eligible pursuant to the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue your existing medical, dental, vision and Employee Assistance Program (EAP) health benefits for twelve (12) months following the Separation Date. If as an active employee you were enrolled in a flex spending plan, you can continue through COBRA, but you will be responsible for making the payments (on an after tax basis).
f.    By signing below, you acknowledge that you are receiving the separation benefits outlined in this paragraph 3 in consideration for waiving your rights to claims referred to in this Agreement and that you are not otherwise entitled to the separation benefits.

4.Return of Company Property: You hereby warrant to the Company that as of the date hereof, you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control and that you will return to the Company all property or data of the Company of any type whatsoever in your possession or control that you obtain between the date hereof and the Separation Date.
5.Confidential Information. You hereby acknowledge that you are bound by the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement that you have entered into with the Company (hereinafter referred to as the “ECIIA Agreement”), and that as a result of your employment with the Company you had access to Confidential Information (as defined in the ECIIA Agreement), that you will hold all Confidential Information in strictest confidence and that you will not make use of such Confidential Information on behalf of anyone. You further confirm that as of the date hereof, you have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any reproduction thereof and further confirm that as of the Separation Date you will have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information that you obtain between the date hereof and the Separation Date and that you will not take with you any such documents or data or any reproduction thereof.
6.General Release and Waiver of Claims:
a.    The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit sharing, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates (including, without limitation, Rambus Delaware LLC), successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act. You further agree that any claims you may have for money damages, loss of wages, earnings, commission, bonuses and benefits, stock options or other ownership interests in the Company, medical expenses, attorneys’ fees and costs, reinstatement and other equitable relief, are waived and forever released by you under this Agreement.
b.    By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
c.     You are not releasing claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code section 2802 or any claims to enforce this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
7.Covenant Not to Sue:
a.    To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter covered by this Agreement.
b.    Nothing in this section shall prohibit you from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict your ability to file such administrative complaints. You further understand and agree that, by entering into this Agreement, you are releasing any and all individual claims for relief, and that any and all subsequent disputes between you and the Company shall be resolved through arbitration as provided below.
c.    Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
8.    Nondisparagement: You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this paragraph shall prohibit you from lawfully providing truthful information in response to a subpoena or other legal process.

9.    Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Santa Clara County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
10.    Attorneys’ Fees: Except as prohibited by law, if any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
11.    Confidentiality: You agree that the contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family members, accountants or attorneys, or pursuant to subpoena or court order. You further agree that if asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.
12.    No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, directors, employees, subsidiaries, affiliates, directors, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.
13.    Entire Agreement: This Agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than the ECIIA Agreement referred to in paragraph 5 above. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.

14.    Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
15.    Modification; Counterparts; Facsimile Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile copy shall have the same force and effect as execution of an original and a copy of a signature will be equally admissible in any legal proceeding as an original.
16.    Time To Consider Agreement Right to Revoke; Knowing and Voluntary Agreement: You understand that you may take up to forty-five (45) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the separation compensation to be provided to you pursuant to paragraph 3 will be provided only at the end of that seven (7) day revocation period without revocation by you. By signing this Agreement, you knowingly and voluntarily agree to all the terms set forth in this Agreement and further acknowledge that you are executing this Agreement voluntarily, free of any duress or coercion.
17.    Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you as provided in paragraph 16.
18.    Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.
19.    Protected Activity Not Prohibited: You understand that nothing in this Agreement shall in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement, you understand that you are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are you obligated to advise the Company as to any such disclosures or communications.

Notwithstanding, in making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the ECIIA Agreement to any parties other than the relevant government agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

This offer of benefits in exchange for a release of claims will expire at 5:00 p.m. (PDT) on August 31.

If you agree to abide by the terms outlined in this Agreement, please sign this letter below and return it to me. I wish you the best in your future endeavors.

Sincerely,
Rambus Inc.

By: /s/ Mike Schroeder
Mike Schroeder
Senior Vice President, Human Resources

BY SIGNING BELOW, I ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT CAREFULLY, I UNDERSTAND THIS AGREEMENT CONTAINS A GENERAL RELEASE, AND I AGREE TO ITS TERMS.

/s/ Satish Rishi                        8-5-16
Satish Rishi                            Date

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